EXHIBIT 99.1

Talon International Reports Fourth Quarter and
Year-end 2008 Financial Results

LOS ANGELES, Calif. — April 8, 2009 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2008.

Highlights

o	Sales for the full year 2008 totaled $48.2 million, vs. $40.5 million in 2007.

o	Zipper product sales up 13% in Q4 2008 vs. Q4 2007; up 34% in FY2008 vs. FY2007.

o	Net loss totaled $8.4 million in 2008, vs. $4.9 million in 2007.

o	$5.4 million in certain significant charges in 2008 vs. $1.2 million in 2007.

Financial Results

Sales for the full year 2008 totaled $48.2 million, an increase of $7.6 million from 2007 or 19%. Sales for the fourth quarter of 2008 totaled $8.4 million, a decrease of $467,000, or 5% from the same period in 2007. The increase in sales for the full year reflected a 34% increase in Talon zipper sales to $28.4 million in 2008 compared to $21.2 million in 2007. For all of 2008 the Company reported Trim product sales of $19.5 million, an increase of $849,000 or 4.5% over 2007, and Tekfit product sales of $205,000, a decline of $476,000 from 2007. The increase in Zipper and Trim product sales for the year is primarily attributable to the Company’s expanded presence within the global apparel industry and the approval of Talon products by new brands and retailers. The decline in Tekfit product sales for the year was primarily attributable to lower sales as the Company rebuilds this product’s acceptance following the expiration of revenues from an exclusive sales contract.

Sales for the quarter ended December 31, 2008 reflect an increase in zipper product sales of $481,000 or 13% over the same period in 2007, and an increase in waistband product sales of $65,000. The sales increases were offset by a decline in Trim product sales of $1.0 million. The increase in zipper product sales for the quarter is a reflection of the expanded brand approvals gained during the year, while the decline Trim product sales represents program reductions by major retailers in response to the global economic decline in the fourth quarter of 2008.

For the full year 2008 a net loss of $8.4 million or ($0.41) per share was reported by the Company, as compared to a net loss of $4.9 million or ($0.24) per share in 2007. For the fourth quarter of 2008, a net loss of $4.7 million was reported, as compared to a net loss of $935,000 in same period of 2007.

“Fiscal year 2008 was a year of significant improvements for the company,” said Lonnie Schnell, Talon’s CEO “partially eclipsed by a severe economic downturn in the fourth quarter of 2008 and its effect on our operations”. “The overall financial results for the year were disappointing, as we saw the economic decline late in the year severely impact our on-going efforts to secure the maximum value from several of our legacy assets. Consequently, we absorbed several unexpected charges during the year,” said Schnell.

“Despite the severe economic decline late in 2008, before consideration of several significant charges that were recorded in the year, the Company’s overall performance for the fourth quarter and the full year of 2008 showed improvements over 2007.”

For the full year 2008 the loss from operations of $5,962,000 includes $5,360,000 in significant charges, including $4,636,000 in impairment charges associated with property and equipment held for sale, slow-moving inventory, marketable securities and a note receivable. In addition, the 2008 loss from operations includes $724,000 associated with severance paid to former officers. For the full year 2007 the loss from operations of $3,170,000 included $1,088,000 in charges associated with the write-off of a note receivable from a former customer, and $127,000 in impairment charges associated with a building held for sale.

The fourth quarter 2008 loss from operations of $3,986,000 includes $3,096,000 in impairment charges associated with equipment held for sale, slow-moving inventory and a note receivable. The fourth quarter of 2007 loss from operations of $380,000 included a net benefit of $913,000 resulting from a $1,040,000 benefit associated with a partial recovery of a previous loss on a note receivable offset by a $127,000 impairment charge associated with the building held for sale.

The 2008 significant charges in the fourth quarter and the year primarily represent impairment charges occurring due to a decline in the fair-value of associated equipment and inventory held for sale, in marketable securities previously obtained in exchange for notes receivable, and in notes receivable from related parties. These charges also include severance costs associated with former officers.

Selling expenses for the full year 2008 were $3.1 million, essentially equal to the selling expenses in 2007 despite an overall sales increase of $7.6 million. General and administrative expenses for the full year 2008 were $12.0 million, as compared to $10.9 million in 2007. The increase of $1.1 million in general and administrative expenses includes $724,000 in severance charges paid to former officers, and a $474,000 charge for the impairment of a note receivable. Selling expenses and general and administrative expenses for the fourth quarter of 2008 were $738,000 and $3,057,000, respectively, as compared to $964,000 and $3,188,000, respectively for the same period in 2007.

Net interest expense for the fourth quarter and full year ended December 31, 2008 was $619,000 and $2,437,000, respectively, as compared to $542,000 and $1,680,000, respectively, for the fourth quarter and full year of 2007. The increased interest cost in 2008 over 2007 was a primarily the result of the new debt facility with CVC California, LLC (formerly Bluefin Capital, LLC) entered into in June 2007, as well as the non-cash interest charges associated with equity components issued in connection with this debt.

Conference Call

Talon International will hold a conference call on Thursday, April 9, 2009, to discuss its fourth quarter and year-end 2008 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow their presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, April 9, 2009
Time: 4:30 pm Eastern (1:30 pm Pacific)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until May 15, 2009. The replay call-in number is 1-800-839-9303 for domestic callers and 1-402-220-6083 for international. Passcode not required.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, J.C. Penney, Abercrombie and Fitch, Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

Company Contact
Talon International, Inc.
Rayna Long
Tel (818) 444-4128
rlong@talonzippers.com

TALON INTERNATIONAL, INC.
CONSOLIDATED INCOME STATEMENT

	Quarter Ended		Twelve Months Ended
	December 31 2008	December 31 2007	December 31 2008	December 31 2007
Total Net sales	$8,392,841	$8,859,322	$48,170,980	$40,529,555
Cost of goods sold	6,653,939	6,000,409	35,553,857	28,422,820
Gross profit	1,738,902	2,858,913	12,617,123	12,106,735
Selling expenses	738,108	963,968	3,103,529	3,125,634
General and administrative expenses	3,057,523	3,187,778	12,005,971	10,937,223
Impairment of marketable security and related note receivable	—	(1,040,000)	1,040,000	1,087,653
Impairment loss on fixed assets	1,929,506	126,904	2,429,506	126,904
Total operating expenses	5,725,137	3,238,650	18,579,006	15,277,414
Loss from operations	(3,986,235)	(379,737)	(5,961,883)	(3,170,679)
Interest expense, net	619,315	541,991	2,436,675	1,680,079
Loss before income taxes	(4,605,550)	(921,728)	(8,398,558)	(4,850,758)
Provision (benefit) for income taxes	72,494	13,297	(39,772)	70,949
Net income (loss)	$(4,678,044)	$(935,025)	$(8,358,786)	$(4,921,707)
Basic loss per share	$(0.23)	$(0.05)	$(0.41)	$(0.24)
Diluted loss per share	$(0.23)	$(0.05)	$(0.41)	$(0.24)
Basic weighted average shares outstanding	20,291,433	19,336,638	20,291,433	20,155,563
Diluted weighted average shares outstanding	20,291,433	19,336,638	20,291,433	20,155,563

TALON INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$2,399,717	$2,918,858
Marketable Securities, net of valuation reserves	—	1,040,000
Accounts Receivable, net	3,856,613	3,504,351
Inventories, net	1,669,149	2,487,427
Prepaid expenses and other current assets	473,955	945,566
Total current assets	8,399,434	10,896,202
Property and equipment, net	2,084,244	5,210,446
Fixed Assets held for sale	407,655	700,000
Due from related parties	200,000	625,454
Other intangible assets, net	4,110,751	4,110,751
Other assets	400,494	140,782
Total assets	$15,602,578	$21,683,635
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,674,768	$6,249,618
Other accrued expenses	2,675,756	2,759,868
Demand notes payable to related parties	222,264	213,091
Current portion of capital lease obligations	182,444	323,317
Current portion of notes payable	144,064	299,108
Total current liabilities	10,899,296	9,845,002
Capital lease obligations, less current portion	1,910	189,705
Notes payable, less current portion	—	848,484
Revolver note payable	4,638,988	3,807,806
Term note payable, net of discount	8,067,428	7,014,301
Other long term liabilities	756,888	695,687
Total liabilities	24,364,510	22,400,985
Stockholders' Equity:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no
shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized;
20,291,433 shares issued and outstanding at December 31, 2008 and December
31, 2007	20,291	20,291
Additional paid-in capital	54,769,072	54,510,161
Accumulated deficit	(63,651,032)	(55,292,246)
Accumulated other comprehensive income	99,737	44,444
Total stockholders' equity (deficit)	(8,761,932)	(717,350)
Total liabilities and stockholders' equity	$15,602,578	$21,683,635